Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE	CONTACT:
Thomas J. Considine, Jr.
November 23, 2004
(201) 476-5404
BUTLER RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE;TRADING SYMBOL
TO CHANGE FROM BUTL TO BUTLE
Montvale, NJ, November 23, 2005 Butler International, Inc. (Nasdaq SC: BUTL) today announced that, on November 22, 2005, it received the anticipated notice from The Nasdaq Stock Market that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) due to the fact that the Company did not timely file the Form 10-Q for the quarter ended September 30, 2005 with the Securities and Exchange Commission (the “SEC”). As a result, at the opening of business on November 25, 2005, a fifth character “E” will be appended to the Company’s trading symbol, changing it from BUTL to BUTLE to reflect the fact that the Company is not current in its SEC filings. The Company is working to make the filing as quickly as possible. In the event the Company is not able to make the filing by November 29, 2005, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel pursuant to the Marketplace Rule 4800 Series, which will stay the delisting action and allow the Company’s common stock to remain listed on The Nasdaq Capital Market pending the hearing and the issuance of the Panel’s written decision following the hearing.
As previously disclosed, the Company was unable to timely file its quarterly report on Form 10-Q for the period ended September 30, 2005, as it recently changed independent registered public accounting firms and its new independent registered public accounting firm, which was appointed on November 2, 2005, is still in the process of completing its review of the Company’s financial statements for the quarter ended September 30, 2005.
About Butler International
Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.
Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com